Exhibit 5.1

Hogan Lovells US LLP Columbia Square 555 Thirteenth Street, NW Washington, DC 20004 T +1 202 637 5600 F +1 202 637 5910 www.hoganlovells.com

January 24, 2022

Board of Trustees

American Homes 4 Rent

23975 Park Sorrento, Suite 300

Calabasas, California 91302

Ladies and Gentlemen:

We are acting as counsel to American Homes 4 Rent, a Maryland real estate investment trust (the “Company”), in connection with the issuance and sale of up to 23,000,000 Class A common shares of beneficial interest, $0.01 par value per share of the Company (including up to 3,000,000 shares issued upon the exercise of the underwriters’ option to purchase additional shares) (the “Class A common shares”), pursuant to the terms of (i) the Underwriting Agreement, dated January 19, 2022 (the “Underwriting Agreement”), among the Company, American Homes 4 Rent, L.P., BofA Securities, Inc., J.P. Morgan Securities LLC, Citigroup Global Markets Inc. and Morgan Stanley & Co. LLC, as representatives of the several underwriters listed on Schedule I thereto, BofA Securities, Inc. (as agent for Bank of America, N.A.) and J.P. Morgan Securities LLC (as agent for JPMorgan Chase Bank, National Association), as the forward sellers (the “Forward Sellers”) and Bank of America, N.A. and JPMorgan Chase Bank, National Association, as the forward purchasers (the “Forward Purchasers”), (ii) the letter agreements, dated January 19, 2022, by and between the Company and each of the Forward Purchasers (the “Initial Forward Sale Agreements”), and (iii) the letter agreements, dated January 20, 2022, by and between the Company and each of the Forward Purchasers (together with the Initial Forward Sale Agreements, the “Forward Sale Agreements,” and together with the Underwriting Agreement, the “Agreements”). The offering of the Class A common shares by the Company is being made pursuant to a prospectus supplement dated January 19, 2022 and the accompanying prospectus dated June 17, 2020 (such documents, collectively, the “Prospectus”) that form part of the Company’s effective registration statement on Form S-3 (File No. 333-239227) (the “Registration Statement”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinion hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all

Hogan Lovells US LLP is a limited liability partnership registered in the District of Columbia. “Hogan Lovells” is an international legal practice that includes Hogan Lovells US LLP and Hogan Lovells International LLP, with offices in: Alicante Amsterdam Baltimore Beijing Birmingham Boston Brussels Colorado Springs Denver Dubai Dusseldorf Frankfurt Hamburg Hanoi Ho Chi Minh City Hong Kong Houston Johannesburg London Los Angeles Luxembourg Madrid Mexico City Miami Milan Minneapolis Monterrey Moscow Munich New York Northern Virginia Paris Perth Philadelphia Rome San Francisco São Paulo Shanghai Silicon Valley Singapore Sydney Tokyo Warsaw Washington, D.C. Associated Offices: Budapest Jakarta Riyadh Shanghai FTZ Ulaanbaatar. Business Service Centers: Johannesburg Louisville. Legal Services Center: Berlin. For more information see www.hoganlovells.com

Board of Trustees American Homes 4 Rent	- 2 -	January 24, 2022

documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including pdfs). We also have assumed that the Class A common shares will not be issued in violation of the ownership limits contained in the Company’s Articles of Amendment and Restatement of Declaration of Trust, as amended. As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the applicable provisions of Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended, currently in effect. We express no opinion herein as to any other statutes, rules, or regulations.

Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) issuance of the Class A common shares pursuant to the terms of the Agreements, and (ii) receipt by the Company of the consideration for the Class A common shares specified in the resolutions of the Board of Trustees and the Pricing Committee thereof, the Class A common shares will be validly issued, fully paid, and non-assessable.

This opinion letter has been prepared for use in connection with the filing by the Company of a Current Report on Form 8-K relating to the offer and sale of the Class A common shares, which Form 8-K will be incorporated by reference into the Registration Statement and Prospectus, and speaks as to the date hereof. We assume no obligation to advise of any changes in the foregoing subsequent to the delivery of this letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the above-described Form 8-K and to the reference to this firm under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Hogan Lovells US LLP

HOGAN LOVELLS US LLP